Exhibit 1(a)(4)

MASTER ADDENDUM TO MASTER AGENCY AGREEMENT AND CALCULATION AGENT
AGREEMENT EACH DATED DECEMBER 1, 2005

This is an Addendum to the Master Agency Agreement between JPMorgan Chase & Co. (the “Company”) and J.P. Morgan Securities Inc. (“JPMSI”) and each Additional Agent thereto dated as of December 1, 2005 (the “Master Agency Agreement”). In addition, this is an addendum to the Calculation Agent Agreement between the Company and JPMSI dated December 1, 2005 (the “Calculation Agent Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning as in the respective agreement. Notwithstanding any language in the Master Agency Agreement and Calculation Agent Agreement to the contrary, the parties hereto agree and acknowledge as follows:

1.	Each reference in the Master Agency Agreement and Calculation Agent Agreement to the
phrase “of up to $4,000,000,000 less the initial public offering price of any securities previously issued” shall be deleted in its entirety.

Date: February 4, 2008

JPMORGAN CHASE & CO.	J.P. MORGAN SECURITIES INC.

By: /s/ LISA J. FITZGERALD	By: /s/ NICOLA J. TIPPINS
Name: Lisa J. Fitzgerald	Name: Nicola J. Tippins
Title: Managing Director	Title: Managing Director